Exhibit 4.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE PAYOR AN ACCEPTABLE OPINION OF ITS COUNSEL THAT AN EXEMPTION PROM REGISTRATION UNDER THE ACT IS AVAILABLE.

CRITICAL HOME CARE, INC.

AMENDED AND RESTATED 12% SUBORDINATED
CONVERTIBLE PROMISSORY NOTE

$1,500,000.00	June 12, 2004

FOR VALUE RECEIVED, the undersigned, Critical Home Care, Inc., a Nevada corporation (‘Payor”), having its executive office and principal place of business at 762 Summa Avenue, Westbury, New York 11590 hereby promises to pay to Jana Master Fund, Ltd. (“Payee”), having an address at 200 Park Avenue, Suite 3900, New York, NY 10166, at Payee’s address set forth above (or at such other place as Payee may from time to-time hereafter direct by notice in writing to Payor), the principal sun of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts in accordance with the terms hereof.

This Note is being issued to amend and restate in its entirety a certain 12% Subordinated Promissory Note dated March 11, 2004 (the “Original Note”), that evidenced a bridge loan in connection with the Payor’s acquisition of Arcadia Services, Inc. and SSAC, LLC d/b/a ArcardiaRx (“ArcadiaRx”) through the simultaneous merger of a subsidiary of Payor with and into RKDA, Inc., (the “Arcadia Acquisition”).

1.	Interest And Payment.
	1.1	The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the “Note Rate”) of twelve percent (12%) from the date hereof through the earliest to occur of (i) October 15, 2005 (the “Maturity Date”); or, (ii) the date on which the outstanding principal amount of this Note is prepaid in full (the “Prepayment Date”). All interest accrued on the date of the principal payments required under Section 1.2 shall be paid on the date of such principal payments.
	1.2	The principal, plus interest at the Note Rate, shall be due and payable in the amounts and time set forth below:

Principal Payment	Payment Date
$250,000	December 31, 2004
$250,000	March 31, 2005
$250,000	July 15, 2005
$750,000	October 15, 2005

	1.3	All payments made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.
	1.4	Upon prepayment of this Note prior to the Maturity Date, Payor shall pay to Payee a fee equal to 2.5% of the then outstanding principal amount under this Note (“Prepayment Fee”) in addition to all accrued interest on this Note.
	1.5	In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.
2.	Replacement of Note.
	2.1	In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.
	2.2	Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.
3.	Prepayment. The principal amount of this Note may be prepaid in whole or in part in either case with 10 days notice to the Payee, together with the Prepayment Fee and unpaid interest thereon accrued through the date of prepayment. Each partial prepayment of this Note shall first be applied to interest accrued through the Prepayment Date and then to principal.
4.	Covenants of Payor. Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole, or in part:
	4.1	Payor will not sell, transfer or dispose of a material part of its assets, other than inventory in its ordinary course of business;
	4.2	Payor will not incur debt in excess of $15,000,000 at anytime outstanding without the prior written consent of the Payee and provided that any debt incurred after the date hereof to a creditor other than a bank shall be subordinated to the indebtedness evidenced by this Note;

	4.3	Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;
	4.4	Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;
	4.5	Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;
	4.6	Payor will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;
	4.7	Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor’s Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto; and
	4.8	Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.
5.	Events of Default. The following events each constitute an “Event of Default”:
	5.1	The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor; or
	5.2	Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or
	5.3	Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note within five (5) days of when the same becomes due and payable; or

	5.4	Payor admits in writing its inability to pay its debts as they mature; or
	5.5	Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation other than a transaction whose primary purpose is to re-domicile the Payor ; or
	5.6	A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $50,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or
	5.7	A final judgment for the payment of money in excess of $100,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to bestayed during such appeal; or
	5.8	An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $100,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or
	5.9	Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 5.3above) and such default continues uncured for a period of thirty (30) days from the date Payor receives written notice from the Payee
Upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder’s option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided.
6.	Suits for Enforcement and Remedies.
	6.1	If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (1) protect and enforce Payee’s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
7.	Unconditional Obligation; Fees, Waivers, Other.
	7.1	The obligation to make the payments provided for in this Note are absolute and unconditional and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.
	7.2	If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements.
	7.3	No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.
	7.4	This Note may not be modified or discharged (other than by payment) except by a writing duly executed by Payor and Payee.
	7.5	Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.
8. Conversion Rights. At any time in which principal is outstanding under this Note, including, without limitation during the 10 day pre-payment notice period set forth in section 3 of this Note, the Payee shall have the unconditional right upon written notice to Payor to convert all of the outstanding principal, accrued , but unpaid interest and any other amounts owing under this Note into shares of common stock of the Payor (the “Conversion Shares”) at a rate of 1 share per $.50 of the amount outstanding under this Note.
9. Registration Rights. If at any time the Payor proposes to register any of its securities under the Securities Act in connection with the offering of such securities by the Payor (including, without limitation the registration of securities in connection with the sale of 32,980,000 shares in Payor’s Regulation D Private Placement) or holders of such securities (except pursuant to a registration statement filed on Form S-4 or on Form S-8 or such other forms as shall be prescribed under the Securities Act for the same purposes or for any exchange offer) (a “Piggyback Registration”), the Payor shall at such time promptly provide Payee written notice of its intention so to do. Upon the written request of Payee given within ten (10) days after providing of any such notice by the Payor, the Payor shall use reasonable efforts to cause to be registered under the Securities Act all of the Conversion Shares currently held or potentially held following a conversion by the Payee. If the Payor in its sole discretion decides a Piggyback Registration shall be underwritten, the Payor shall have sole discretion in the selection of any underwriter or underwriters to manage such Piggyback Registration. If the managing underwriter or underwriters of a Piggyback Registration advise the Payor in writing that in its or their opinion the number of registrable securities proposed to be sold in such Piggyback Registration exceeds the number which can be sold, or adversely affects the price at which the registrable securities are to be sold in such offering, the Payor will include in such registration only the securities, if any, which, in the opinion of such underwriter or underwriters, can be sold in such offering or which will not adversely affect the price thereof. In the event that the contemplated distribution does not involve an underwritten offering, the determination that the inclusion of such registrable securities shall adversely affect the price or the number of securities which may be sold in such offering shall be made by the Payor in its reasonable judgment upon advice and consultation with a nationally recognized investment banker. The securities so included in such Piggyback Registration shall be apportioned pro rata among the securities that the Payor and any holder proposes to sell, according to the total number of securities requested for inclusion by all such parties, or in such other proportions as shall mutually be agreed to among the Payor and such holders. It shall be a condition precedent to the obligations of the Payor and any underwriter or underwriters to take any action pursuant to this Section 9, that the Payee participating in any Piggyback Registration shall furnish to the Payor such information regarding it, the Conversion Shares held by it, the intended method of disposition of such Conversion Shares, and such agreements regarding indemnification, disposition of such securities and the other matters referred to in this Section 9, as the Payor shall reasonably request and as shall be required in connection with the action to be taken by the Payor.
10.	Security Interest. Payor and ArcadiaRx hereby grant to the Payee a continuing security interest to the fullest extent permitted by law in all the tangible and intangible property of the Payor and ArcadiaRx now owned or hereafter acquired and all products and proceeds therefrom including, without limitation, all accounts, goods, inventory, equipment, fixtures, payment intangibles and general intangibles.
11.	Subordination. This Note is subordinated in right of payment to Indebtedness (hereinafter defined), which includes any principal of, premium, if any, or interest on indebtedness of Payor except Indebtedness which by its terms is not superior in right of payment to the Note’s. For the purposes of this Note, the term “Indebtedness” shall mean all existing and future indebtedness incurred in the ordinary course of business, including, but not limited to (1) bank debt of Payor, (2) any lease, chattel mortgage, and conditional sales financing secured by Payor’s property and equipment; and, (3) any amendment, renewal, extension or refunding of any such debt. Each noteholder by accepting a Note agrees to this subordination and authorizes Payor to give it effect.
12.	Restriction on Transfer. This Note has been acquired for investment, and neither this Note nor any of the Conversion Shares issuable pursuant to a conversion pursuant to Section 8 herein have been registered under the securities laws of the United States of America or any state thereof. Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note or the Conversion Shares, as the case may be, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

13.	Miscellaneous.
	13.1	The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.
	13.2	All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.
	13.3	This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the choice of laws rules thereof.
	13.4	This Note shall bind Payor and its successors and assigns.

CRITICAL HOME CARE, INC. By: /s/ John E Elliott, II Its: Title: Chief Executive Officer

SSAC, LLC, d/b/a ArcadiaRx executes this Note for the sole purpose of granting the security interest in its assets as provided in Section 9 hereof.

SSAC, LLC By: /s/ John E Elliott, II Its: Title: Chief Executive Officer

Accepted and Agreed to:

JANA MASTER FUND LTD.

By:     /s/ Marc R
Its:      Marc
Title:         Partner